SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): November 24, 2006

COMMONWEALTH BIOTECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-13467	56-1641133
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Biotech Drive

Richmond, Virginia 23235

(Address of principal executive offices)

Registrant’s telephone number, including area code: (804) 648-3820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On November 24, 2006, Commonwealth Biotechnologies, Inc. (“CBI”) entered into a certain Stock Purchase Agreement (the “Agreement”) with PharmAust Limited, an Australian limited company (the “Parent”), and PharmAust Chemistry Ltd, an Australian limited company (the “Seller”). Pursuant to the Agreement, CBI would acquire from the Seller all of the outstanding capital stock of Mimotopes Pty Ltd, an Australian proprietary limited company (the “Target”).

Purchase Price for Target Shares

Under the terms of the Agreement, CBI will issue to the Seller 2,150,000 restricted shares of CBI’s unregistered common stock, without par value per share (the “Purchase Shares”), and Seller will deliver to CBI all issued and outstanding ordinary shares of the Target and any ordinary shares held in treasury by the Target (the “Target Shares”). The issuance of the Purchase Shares is exempt from registration under Section 4(2) of the Securities Act of 1933. The parties to the Agreement do not intend to modify the number of shares to be issued to the Seller based on changes to the price of the Purchase Shares at the time of closing; as a result, the aggregate value of the Purchase Shares is subject to change with the price of CBI’s common stock on the Nasdaq Capital Market. On November 27, 2006, CBI’s common stock closed at $2.10, and the market value of the Purchase Shares in the aggregate was approximately $4,515,000. The number of Purchase Shares to be issued reflects the parties’ determination of the relative long-term worth of CBI after the acquisition of the Target, which long-term worth may not be reflected, or which may be inappropriately adjusted by, fluctuations in CBI’s stock price. Fluctuations in CBI’s stock price may also reflect factors that are independent of the parties’ valuations of CBI and the Target upon which the number of Purchase Shares was based.

Time of Closing

All deliveries of the Purchase Shares and the Target Shares will be made at the closing of the Agreement. Subject to the terms of the Agreement, the closing will take place on the first day after the day that CBI’s shareholders approve the acquisition described in the Agreement, or at such other time as the parties may agree. (A majority of the holders of voting capital stock of the Seller must also, as a condition of closing, consent to the acquisition represented by the Agreement.) If the closing has not occurred on or prior to March 31, 2007, then the Agreement may be terminated by either party; provided, that the actions of the terminating party are not the primary reason for the failure of the closing to occur.

Nonsolicitation by Seller

Pursuant to the terms of the Agreement, the Seller has agreed that it will not directly or indirectly solicit, entertain or encourage inquiries or proposals, or enter into an agreement or negotiate with any other party, to sell, or enter into any merger or consolidation with respect to, the business of the Target, a substantial portion of the Target’s assets or the shares of capital stock of the Target.

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Access to Information

To aid in the orderly transition of the Target’s business, during the period prior to the closing date, the Seller and Target, and each of their respective representatives will give CBI and CBI’s representatives, reasonable access to the personnel, properties, contracts, books and records and other documents and data concerning the Target as CBI may reasonable request. In the event CBI is not satisfied with the results of its due diligence, CBI may terminate the Agreement prior to the closing date.

Representations and Warranties

Each of the parties to the Agreement has made customary representations and warranties.

Registration Rights

In addition to customary covenants contained in the Agreement, CBI has agreed to certain registration obligations with regard to the Purchase Shares. Upon closing, CBI has agreed to enter into a registration rights agreement that will provide that at any time one (1) year after execution of the registration rights agreement, the Seller may demand that CBI register all or any portion of the Purchase Shares with the SEC. This registration right is a one-time right. Pursuant to the terms of this arrangement, CBI will pay the costs associated with registration; provided, however, that the Seller is responsible for any underwriting discounts, spreads and commissions and any costs, fees and disbursements of accountants and counsel retained by the Seller.

Remedies for Breach

If the closing occurs, the Parent and Seller on the one hand and CBI on the other hand have agreed to indemnify and hold each other harmless for claims that arise from or in connection with any breaches of representations and warranties and agreements and covenants of the breaching party. The representations and warranties will survive the closing date for two (2) years.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

See the description of the issuance of Purchase Shares under the heading “Purchase Price for Target Shares” in Item 1.01 above, which is incorporated by reference.

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ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial statements of businesses acquired.

Not Applicable.

(b)	Pro forma financial information.

Not Applicable.

(c)	Exhibits.

99.1	Stock Purchase Agreement dated November 24, 2006 by and among Commonwealth Biotechnologies, Inc., PharmAust Limited, and PharmAust Chemistry Ltd.

99.2	Press Release dated November 27, 2006 regarding execution of Stock Purchase Agreement by and among Commonwealth Biotechnologies, Inc., PharmAust Limited, and PharmAust Chemistry Ltd.

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Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMMONWEALTH BIOTECHNOLOGIES, INC.

By:	/s/ Robert B. Harris, Ph.D.
Robert B. Harris, Ph.D.
President and Chief Executive Officer

Dated: November 29, 2006

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EXHIBIT INDEX

Number	Description of Exhibit
99.1	Stock Purchase Agreement dated November 24, 2006 by and among Commonwealth Biotechnologies, Inc., PharmAust Limited, and PharmAust Chemistry Ltd.

99.2	Press Release dated November 27, 2006 regarding execution of Stock Purchase Agreement by and among Commonwealth Biotechnologies, Inc., PharmAust Limited, and PharmAust Chemistry Ltd.